PRICING SUPPLEMENT NO. 268 DATED                          Filed Pursuant to
NOVEMBER 9, 2000 TO PROSPECTUS DATED                      Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                       File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series E
                   Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:                $ 892,000.00
Original Issue Date (Settlement Date):     November 14, 2000
Stated Maturity Date:                      October 15, 2003
Issue Price to Public:                     100.00% of Principal Amount
Interest Rate:                             8.000% Per Annum
Interest Payment Dates:                    December 15 and Monthly
                                           Thereafter Commencing
                                           December 15, 2000

Survivor's Option:                         [ X ] Yes     [   ] No
Optional Redemption:                       [   ]Yes      [ X ] No

                                           Principal Amount of Notes
        Agent                              Solicited by Each Agent

First of Michigan Corporation              $  90,000.00
      Prudential Securities Incorporated   $ 196,000.00
J.J.B. Hilliard, W.L. Lyons, Inc           $ 141,000.00
Raymond James & Associates, Inc            $  60,000.00
J.W. Korth & Company                       $ 405,000.00
        Total                              $ 892,000.00

                                           Per Note Sold by
                                           Agents To Public         Total

Issue Price:                               $   1,000.00         $ 892,000.00
Agent's Discount or Commission:            $       5.00         $   4,460.00
Maximum Dealer's Discount or
  Selling Concession:                      $      10.50         $   9,366.00
Proceeds to the Company:                   $     984.50         $ 878,174.00

CUSIP Number:  12589Q4Y9